Exhibit 5.1

Brent B. Siler

+1 202 728 7040

bsiler@cooley.com

January 13, 2021

KemPharm, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

Ladies and Gentlemen:

We have acted as counsel to KemPharm, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration for resale of 8,474,709 shares of the Common Stock, $0.0001 par value, of the Company on behalf of certain selling stockholders (the “Shares”). The Shares are issuable upon exercise of warrants issued by the Company (the “Warrants”) and conversion of shares of the Company’s Series B-2 Preferred Stock, $0.0001 par value (the “Series B-2 Shares”). The Warrants and the Series B-2 Shares were issued by the Company pursuant to that certain December 2020 Exchange Agreement and Amendment to Facility Agreement, Notes and Investors’ Rights Agreement, dated December 20, 2020, as amended by that certain Amendment to Facility Agreement, Notes and to December 2020 Exchange Agreement, dated as of December 24, 2020, by and among the Company and the Participating Lenders named therein (collectively, the “December 2020 Exchange Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus included in the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the December 2020 Exchange Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than by the Company where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants and upon conversion of the Series B-2 Shares in accordance with the terms of the Series B-2 Shares, will be validly issued, fully paid and nonassessable.

Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400

t: (202) 842-7800 f: (202) 842-7899 cooley.com

KemPharm, Inc.

January 13, 2021

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Brent B. Siler
Brent B. Siler

Cooley LLP 1299 Pennsylvania Avenue, NW, Suite 700 Washington, DC 20004-2400

t: (202) 842-7800 f: (202) 842-7899 cooley.com